Exhibit 99.2

WINTERGREEN ADVISERS

May 30, 2008 VIA TELECOPY AND FEDEX

Consolidated-Tomoka Land Co. c/o Linda Crisp, Corporate Secretary 1530 Cornerstone Blvd., Suite 100 Daytona Beach, PL 32117

Re: Demand for Inspection of Corporate Records by Shareholder

Dear Ms. Crisp:

Wintergreen Advisers, LLC (the “Adviser”), may be deemed to beneficially own 1,481,474 shares of common stock, par value $1.00 per share, of Consolidated-Tomoka Land Co. (“CTO”). The Adviser desires to inspect arid copy certain of CTO’s books and records. This letter constitutes a formal demand by the Adviser to inspect and copy such records pursuant to Section 607.1602, Florida Statutes. This inspection is being conducted pursuant to Florida law for the purpose of (a) enabling the Adviser to determine whether the affairs of CTO are being properly administered by CTO’s corporate officers and (b) ascertaining the value of CTO’s stock.

In fulfilling these purposes, the Adviser desires to inspect and copy the following books and records of CTO:

1. Documents (for purposes of this letter, the word “documents” is defined in the broadest possible terms, and includes electronic records and e-mail) related to CTO’s day-to-day financial operations over the past three years, including, but not limited to, any and all: (a) financial statements; and (b) documents showing CTO’s cash expenses, categorized by type of expense.

2. Documents related to CTO’s real property transactions, including Section 1031 exchanges, over the past five years, including, but not limited to: (i) closing statements; (ii) information regarding the buyers, sellers, lenders, title agents, attorneys, brokers, Section 1031 exchange consultants and any other individuals or institutions involved in such transactions; and (iii) information regarding how funds were transferred pursuant to such transactions and to whom such funds were transferred.

3. Documents related to the development of CTO’s real estate properties over the past five years, including, but not limited to, any and all: (a) information regarding the developers, managers and other individuals or institutions involved in the ongoing development of such properties; and (b) advice or recommendations made in furtherance of the development of such properties, including, but not limited to, any and

Wintergreen Advisers, LLC | 333 Route 46 West | Suite 204 Mountain Lakes, NJ 07046

Consolidated-Tomoka Land Co.

May 30, 2008

all documents, CTO board minutes and presentations reflecting how and why the development of the two 15,000 square foot office buildings currently under construction was accomplished.

4. Documents reflecting any and all fees paid in relation to CTO’s real property transactions and the development of CTO’s properties referenced in items 2 and 3 above, including, but not limited to: (a) to whom these fees were paid; and (b) how such fees were paid.

5. Documents reflecting CTO’s evaluation of the strategies of purchase of income properties versus the self-development of properties and other alternatives for the development of properties, including, but not limited to, any and all: (a) presentations made to the CTO board; (b) financial projections relating to such evaluation; (c) CTO board minutes from meetings regarding such evaluation; and (d) reports of consultants.

6. Documents reflecting the day-to-day operations of CTO’s income properties, including, but not limited to, documents reflecting: (a) the costs associated with, and the depreciation of, such properties; and (b) information relating to buyers, sellers, title agents, attorneys, brokers, managers and any other individuals or institutions involved with the purchase and ongoing business of these properties, including, but not limited to: (i) how such individuals or institutions are hired by CTO; (ii) why such individuals or institutions are hired more often than others; and (iii) how such individuals or institutions are being compensated by CTO, if at all.

7. Documents evidencing any and all plans for the numerous and geographically diverse parcels of land CTO will own once the leases on CTO’s properties described in item 6 above expire.

8. Copies of CTO’s lease agreements for income-producing properties, including all exhibits.

9. Documents related to the day-to-day operations of the LPGA golf course since the commencement of its operations, including, but not limited to, any and all: (a) financial statements; (b) documents showing the golf course’s gross and net income and losses; and (c) CTO board minutes and presentations from meetings regarding the operation of the golf course.

10. Documents reflecting CTO’s notification and level of awareness of Mr. Olivari’s involvement with Halifax Hospital and its supporting foundation, including, but not limited to, CTO board and committee minutes from meetings regarding Mr. Olivari’s nomination and election to the CTO board.

11. Documents reflecting CTO’s notification and level of awareness that (a) William McMunn and members of his immediate family were the recipients of loans from SunTrust Bank granted during the interval between (i) the December 2004 sale by CTO subsidiary Indigo Group to SunTrust Bank of the property located at 2030 LPGA

Consolidated-Tomoka Land Co. May 30, 2008

Boulevard in Daytona Beach and (ii) the June 2007 return sale of the same property by SunTrust Bank to Indigo Group and (b) Mr. McMunn sought election to and thereafter was elected in September 2005 to the board of directors of SunTrust Bank of East Central Florida.

12. Documents related to the decision to recommend the election of William Davison, outgoing president of a SunTrust regional subsidiary, to CTO’s board of directors effective April 2007, including, but not limited, to any documents that relate to the consideration, if any, given by CTO to whether (a) outstanding loans from SunTrust to CTO, (b) outstanding loans from SunTrust to Mr. McMunn and members of his immediate family, or (c) SunTrust’s failure to build its regional headquarters on the property located at 2030 LPGA Boulevard in Daytona Beach, were relevant to the recommendation of Mr. Davison’s election to CTO’s board.

13. Documents related to CTO’s ownership interest in, business dealings of, staffing of or acquisitions of real property in cooperation with, Indigo Clermont LLC since its formation in 2005.

14. Documents reflecting the list of properties CTO has available for sale in 2008, including, but not limited to, documents showing: (a) how and why such properties were determined to be sold; and (b) the size (in acres) of such properties.

Minutes of all meetings of the board of directors and board committees from January 1, 2005 to the present.

Minutes of all meetings of the board of directors and board committees prior to January 1, 2005 relating to any of CTO’s Section 1031 exchanges or to the LPGA golf course.

All internal memoranda, analyses and presentations that relate to any of the foregoing items.

The Adviser requests that the documents CTO produces in response to this demand be organized in accordance with the above list. In accordance with Florida law, the Adviser is prepared to inspect and copy such documents at CTO’s principal office on June 9, 2008.

Consolidated-Tomoka Land Co. May 30, 2008

Please direct any questions regarding the statutory demands contained in this correspondence to our special Florida counsel, Ronald Albert, Jr. (305.373.9474) of Broad and Cassel, One Biscayne Tower, 2 South Biscayne Boulevard, Miami, Florida 33131, or to our legal counsel, Patricia Poglinco (212.574.1247), or Fola Adamolekun (212.574.1320), of Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004.

Sincerely yours,

/s/ David J. Winters

David J. Winters, Managing Member Wintergreen Advisers, LLC